Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of TransAtlantic Petroleum Ltd. of our report dated January 20, 2009 relating to the financial statements of Longe Energy Limited, which appears in the Current Report on Form 8-K/A of TransAtlantic Petroleum Ltd. dated March 18, 2009.

Houston, Texas
November 2, 2009